                                                                  EXHIBIT 99.1

FOR RELEASE 1:15 PST

Contacts:
---------
Christine Tsingos, Autodesk, Inc. at (415) 507-6704
Misty Ohmart, Autodesk, Inc. at (415) 507-6208


          AUTODESK REPORTS RECORD FOURTH QUARTER AND YEAR-END REVENUES

SAN RAFAEL, CA. - February 24, 1999 -- Autodesk, Inc. today announced financial results for its fourth quarter and fiscal year ended January 31, 1999. For the fourth quarter of fiscal year 1999, Autodesk reported record net revenue of $189.1 million versus $181.8 million for the same quarter a year ago. Net revenue for fiscal year 1999 also hit a record at $740.2 million, an increase of 20 percent over the revenue last year.

For the fourth quarter of fiscal 1999 net income was $25.1 million, or $0.50 per share on a diluted basis, including the impact of the revaluation of in-process research and development charges from the acquisitions of Softdesk and Genius, and the incremental amortization of the associated goodwill and intangible assets. Excluding these costs, net income for the fourth quarter of fiscal year 1999 was $26.7 million, or diluted earnings per share of $0.54.

Net income for fiscal year 1999 was $90.6 million, and resulted in $1.85 per share on a diluted basis, including non-recurring charges as well as incremental amortization of goodwill and intangible assets from prior acquisitions. Excluding these costs, net income for fiscal year 1999 was $102.5 million, or $2.10 per share on a diluted basis.

All vertical design markets posted record revenues during fiscal year 1999, with sales more than doubling over the previous fiscal year. Driven by strong demand for Mechanical Desktopa and Genius products, the MCAD group led the performance of the vertical markets, with sales increasing 185 percent year over year. AEC revenues increased over 50 percent for the year, fueled by strong performance from Architectural
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Desktop and Land Development Desktop. The success of the GIS product family continued, with sales nearly doubling over the prior year.

The Personal Solutions Group and Kinetix(R) also reported record results for fiscal year 1999, driven by strong demand for AutoCAD LT(R), 3D Studio MAX(R) and 3D Studio VIZ(R). The AutoCAD(R) brand remained strong throughout the year, with both new seat and upgrade revenues increasing over the previous year.

"We are proud to have achieved revenue growth of 20 percent or better for the second consecutive year," said Carol Bartz, CEO of Autodesk. "Our goal was to expand our product line with vertical solutions that satisfy the design needs of our customers. We have achieved this goal, and Autodesk now provides families of products that can solve nearly any design problem -- ranging from simple diagramming to complex 3D visualization. No other single company can provide such a complete set of design tools."

A summary of Autodesk's financial results is as follows:


Three months ended January 31           1999                  1998
                                                           (restated)
Net revenues                        $189,145,000          $181,851,000
Net income                          $ 25,133,000          $ 27,490,000
Basic net income per share          $       0.53          $       0.60
Diluted net income per share (1)    $       0.50          $       0.56


Fiscal year ended January 31            1999                  1998
                                                           (restated)
Net revenues                        $740,167,000          $617,126,000
Net income                          $ 90,639,000          $ 45,171,000
Basic net income per share          $       1.94          $       0.97
Diluted net income per share (2)    $       1.85          $       0.91

(1) Results for the fourth quarter of fiscal year 1999 include incremental amortization related to the revaluation of in-process research and development of approximately $0.04 per share on a diluted basis. Results for the fourth quarter of fiscal year 1998 include incremental amortization related to the revaluation of in-process research and development of approximately $0.03 per share on a diluted basis.

(2) Results for the 12-month period ended January 31, 1999, include non-recurring charges as well as incremental amortization related to the revaluation of in-process research and development of approximately $0.25 per share on a diluted basis. Results for the 12-month period ended January 31, 1998,
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include non-recurring charges as well as incremental amortization related to the revaluation of in-process research and development of approximately $0.53 per share on a diluted basis.


About Autodesk

Autodesk is the fourth largest PC software company in the world and the leading supplier of PC design software and multimedia tools. More than four million customers use the company's 2D and 3D products for architectural design, civil engineering design and surveying, mechanical design, geographic information systems and mapping, and through its Kinetix(R) division for film and video production, and video game and Web content development. For more information, contact any Authorized Autodesk Reseller, call Autodesk at 800-964-6432, or visit www.autodesk.com. Autodesk shares are traded on the Nasdaq national market under the symbol ADSK.

                                     # # #

Autodesk, the Autodesk logo, AutoCAD, Kinetix, Mechanical Desktop, AutoCAD LT, 3D Studio MAX, and 3D Studio VIZ are registered trademarks of Autodesk, Inc. in
the United States and/or in certain other countries.   All other brand names,
product names, or trademarks are used solely for the purpose of identification and belong to their respective holders. (c) 1999 Autodesk, Inc.
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Autodesk, Inc.
Consolidated Statement  of Income

(In thousands, except per share data)


                                                          Three Months                     Twelve Months
                                                              Ended                             Ended
                                                           January 31,                       January 31,
                                                         --------------                    --------------
                                                      1999             1998             1999            1998
                                            -------------------------------------------------------------------
                                                   (Unaudited)      (Unaudited)                      (Restated)
                                                                            (Restated)
Net revenues                                        $189,145         $181,851         $740,167         $617,126
Costs and expenses:
    Cost of revenues                                  19,716           18,724           76,364           71,338
    Marketing and sales                               65,945           65,536          260,553          237,107
    Research and development                          35,037           31,347          142,806          122,432
    General and administrative                        32,904           24,516          123,622           88,900
    Nonrecurring charges                                   -                -           21,985           22,187
    Litigation accrual reversal                            -                -          (18,200)               -
                                            -------------------------------------------------------------------
                                                     153,602          140,123          607,130          541,964
                                            -------------------------------------------------------------------
Income from operations                                35,543           41,728          133,037           75,162
Interest and other income, net                         2,537            2,253           13,523            9,644
                                            -------------------------------------------------------------------
Income before income taxes                            38,080           43,981          146,560           84,806
Provision for income taxes                            12,947           16,491           55,921           39,635
                                            -------------------------------------------------------------------
Net income                                          $ 25,133         $ 27,490         $ 90,639         $ 45,171
                                            ===================================================================
Basic net income per share                             $0.53            $0.60            $1.94            $0.97
                                            ===================================================================
Diluted net income per share                           $0.50            $0.56            $1.85            $0.91
                                            ===================================================================
Shares used in computing basic
    net income per share                              47,040           45,930           46,640           46,760
                                            ===================================================================
Shares used in computing diluted
    net income per share                              49,880           48,840           48,910           49,860
                                            ===================================================================

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AUTODESK, INC.

Consolidated Balance Sheet
(In thousands)

                                                                                 January 31,      January 31,
                                                                                     1999             1998
                                                                             ----------------------------------
                                                                                                   (Restated)
ASSETS:
Current assets:
  Cash and cash equivalents                                                           $209,174         $ 96,089
  Marketable securities                                                                102,756          100,399
  Accounts receivable, net                                                              91,847           60,856
  Inventories                                                                            7,594            7,351
  Deferred income taxes                                                                 20,323           27,577
  Prepaid expenses and other
  current assets                                                                        18,795           15,430
                                                                             ----------------------------------
Total current assets                                                                   450,489          307,702
                                                                             ----------------------------------
Marketable securities                                                                   66,265          104,831

Computer equipment, furniture and
  leasehold improvements, at cost:
  Computer equipment and                                                               116,467          117,434
  furniture
  Leasehold improvements                                                                22,947           20,505
  Less accumulated depreciation                                                        (99,747)         (98,800)
                                                                             ----------------------------------
Net computer equipment, furniture,
  and leasehold improvements                                                            39,667           39,139

Purchased technologies and capitalized software                                         30,559           33,373
Goodwill                                                                                70,348           44,982
Deferred income taxes                                                                   11,417           13,782
Other assets                                                                            25,132           19,681
                                                                             ----------------------------------
                                                                                      $693,877         $563,490
                                                                             ==================================

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


LIABILITIES & STOCKHOLDERS' EQUITY:

Current liabilities:
    Accounts payable                                                          $ 27,431          $ 26,417
    Accrued compensation                                                        45,253            34,962
    Accrued income taxes                                                        91,085            76,465
    Deferred revenues                                                           17,349            18,934
    Other accrued liabilities                                                   50,481            42,709
Total current liabilities                                                      231,599           199,487
                                                                   -------------------------------------

Deferred income taxes                                                              378               481
Litigation accrual                                                                   -            29,328
Other liabilities                                                                1,658             1,255

Stockholders' equity:
    Common stock                                                               361,611           299,315
    Accumulated other
    comprehensive income                                                        (9,379)          (16,078)
    Retained earnings                                                          108,010            49,702
                                                                   -------------------------------------
Total stockholders' equity                                                     460,242           332,939
                                                                   -------------------------------------
                                                                              $693,877          $563,490
                                                                   =====================================